Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales Results for the Fourth Four-Week Period and Sixteen-Week Period of the First Fiscal Quarter 2012

MIAMI, July 21, 2011 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the fourth four-week period (June 20, 2011 – July 17, 2011) and the sixteen-week period of the first fiscal quarter of 2012. The announcement marks the Company's eighteenth consecutive four-week period and its sixth consecutive quarter of comparable restaurant sales growth.

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For the fourth four-week period, total restaurant sales increased year over year by 6.3% to $25.4 million from $23.9 million, and Company-wide comparable restaurant sales increased by 6.7% to $25.4 million from $23.8 million. By concept, comparable restaurant sales increased 8.1% at Benihana Teppanyaki (including 5.6% traffic growth), 5.5% at RA Sushi and 0.5% at Haru.

During the fourth four-week period, Benihana Teppanyaki represented approximately 66% of total restaurant sales, while RA Sushi and Haru accounted for 25% and 9% of total restaurant sales, respectively. There were 384 store-operating weeks in the fourth four-week period of the first fiscal quarter of 2012 compared to 388 store-operating weeks in the fourth four-week period of the first fiscal quarter of 2011.

For the sixteen-week first fiscal quarter of 2012, total restaurant sales increased year over year by 5.7% to $106.0 million from $100.2 million, and Company-wide comparable restaurant sales increased by 6.0% to $106.0 million from $100.0 million. By concept, comparable restaurant sales increased 8.6% at Benihana Teppanyaki (including 7.2% traffic growth) and 2.4% at RA Sushi and decreased 1.9% at Haru.

During the quarter, Benihana Teppanyaki represented approximately 67% of total restaurant sales, while RA Sushi and Haru accounted for 24% and 9% of total restaurant sales, respectively. There were 1,541 store-operating weeks in the first fiscal quarter of 2012 compared to 1,552 store-operating weeks in the first fiscal quarter of 2011.

Richard C. Stockinger, Chairman, President and Chief Executive Officer of Benihana Inc., said, "We are off to a tremendous start in fiscal 2012. By continuing to execute our Benihana Teppanyaki Renewal Program, we have vastly improved the guest experience at our namesake restaurants, which have delivered consistently robust sales growth over the last six fiscal quarters. We are also very pleased by the numbers at our RA Sushi concept as well as Haru, which improved over the same four-week period last year despite the presence of scaffolding outside several of its locations. The sustained momentum we are seeing in our top-line performance is a credit to the hard work of the entire organization."

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Benihana , including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact

Jeremy Fielding/James David
Kekst and Company
(212) 521-4800